EXHIBIT 99

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky
For Immediate Release August 18, 2011
Contact:	Don Jennings, President, or Clay Hulette, Vice President
(502) 223-1638
216 West Main Street
P.O. Box 535
Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq:  KFFB), (the “Company”) the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net income of $1.8 million or $0.23 diluted earnings per share for the year ended June 30, 2011, which represents a $1.4 million or 337.9% increase over the year ended June 30, 2010.  The increase in earnings year over year was due primarily to higher net interest income and lower provisions for loan losses.  Net interest income totaled $7.6 million for the recent year ended, an increase of $1.2 million or 18.3%, compared to the previous year.  The quarter ended June 30, 2011, marked the seventh consecutive quarter in which net interest income had increased.  Loan loss provisions were $668,000 for the year just ended, which represents a $376,000 decrease from the $1.0 million provision in the prior twelve month period.  Non-interest expense increased $243,000 or 4.8% to $5.3 million for the year just ended, chiefly due to higher costs associated with loan foreclosures and other real estate owned costs.  During the fiscal year just ended the Company recognized a $403,000 tax refund and $61,000 in interest income pursuant to resolution of a tax matter with the Internal Revenue Service.  The recognition of the tax refund resulted in a lower effective tax rate for the fiscal year.

The Company reported net income of $555,000 or $0.07 diluted earnings per share for the three months ended June 30, 2011, compared to $246,000 or $0.03 per share for the three months ended June 30, 2010.  The increase in net profit of $309,000, or 125.6%, was due primarily to an increase in net interest income.  Net interest income increased $444,000 or 28.4% for the three month period ended June 30, 2011 to $2.0 million, compared to $1.6 million in the prior-year quarter.  The Company recorded no provision for loan losses in the quarter just ended compared to a negative provision of $55,000 during the quarter ended June 30, 2010.

At June 30, 2011, the Company reported its book value per share as $7.58.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, the impact of competition, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky.  Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB.  At June 30, 2011 the Company had approximately 7,741,000 shares outstanding, of which approximately 61.1% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS
Condensed Consolidated Statements of Financial Condition

	June 30,	June 30,
	2011	2010
	(In thousands, except per share data)
	(Unaudited)	(Restated)
Assets
Cash and Cash Equivalents	$5,049	$8,362
Investment Securities	7,113	9,781
Loans available for sale	--	370
Loans Receivable, net	182,796	190,618
Real estate acquired through foreclosure	4,304	748
Other Assets	26,973	27,060
Total Assets	$226,235	$236,939

Liabilities
Deposits	$139,940	$144,969
FHLB Advances	25,261	32,009
Other Liabilities	2,337	2,153
Total Liabilities	167,538	179,131

Shareholders' Equity	58,697	57,808

Total Liabilities and Equity	$226,235	$236,939

Book Value Per Share	$7.58	$7.44

Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
	Twelve months ended June 30,		Three months ended June 30,
	2011	2010	2011	2010
	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)

Interest Income	$10,749	$11,378	$2,641	$2,695
Interest Expense	3,181	4,980	631	1,129
Net Interest Income	7,568	6,398	2,010	1,566
Provision for Losses on Loans	668	1,044	--	(55)
Non-interest Income	242	289	23	83
Non-interest Expense	5,282	5,039	1,369	1,334
Income Before Income Taxes	1,860	604	664	370
Income Taxes	104	203	109	124
Net Income	$1,756	$401	$555	$246

Earnings (loss) per share:
Basic	$0.23	$0.05	$0.07	$0.03
Diluted	$0.23	$0.05	$0.07	$0.03

Weighted average outstanding shares:
Basic	7,530,603	7,561,705	7,535,457	7,552,682
Diluted	7,530,603	7,589,469	7,535,457	7,552,682